Exhibit 99.2

       SCRIPT FOR SEPTEMBER SALES COMMENTS -- THURSDAY, OCTOBER 6TH, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the September reporting period for fiscal year 2005, the five weeks ended October 1st, 2005.

Payless ShoeSource reported that corporate same-store sales decreased 0.6 percent during September of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in September were $235.7 million dollars, a 2.2 percent decrease from total sales of $240.9 million in September 2004. Sales are from continuing operations in both periods.

Strong categories for the month included women's shoes and girl's shoes. Our weaker categories included men's shoes and accessories.

By region, our business was strongest in the West, followed by the South, the Northeast and the Northcentral.

Sales results for September were below expectations. Looking forward, we are focusing on the consumer and on making an emotional connection through fun, fashionable product, strong brand communications and a more compelling point of sale experience.

The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its strategy.

The company closed approximately 130 stores in areas impacted by Hurricane Katrina. To date, 28 of those stores remain closed. Store closings related to Hurricane Rita peaked at approximately 139 stores. Currently, 12 stores impacted by Rita remain closed.

At the end of fiscal September, we were operating 4,627 total stores, including 147 stores in the Central American region, 31 stores in South America and 311 stores in Canada. The 40 stores closed due to the impact of Hurricane Katrina and Hurricane Rita are also included in our total store count for the month.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending July 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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